As filed with the Securities and Exchange Commission on October 19, 2011

Registration No. 333-159051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Crossing Limited

(n/k/a Level 3 GC Limited)

(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0407042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Wessex House, 1st Floor 45 Reid Street, Hamilton, Bermuda (441) 296-8600	HM 12
(Address of Principal Executive Offices)	(Zip Code)

John M. Ryan, Esq.

Executive Vice President, General Counsel and Assistant Secretary

1025 Eldorado Blvd.

 Broomfield, Colorado 80021
(720) 888-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David K. Boston, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Approximate date of commencement of proposed sale to public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-159051) (the “Registration Statement”) of Global Crossing Limited (n/k/a Level 3 GC Limited), a Bermuda exempted limited liability company (Global Crossing Limited, “Global Crossing”, and Level 3 GC Limited, the “Company”), filed on May 7, 2009, pertaining to an aggregate amount of $500,000,000 of debt securities, common shares or warrants of the Company.

On October 4, 2011, pursuant to the terms of the Agreement and Plan of Amalgamation (the “Amalgamation Agreement”), dated as of April 10, 2011, by and among Level 3 Communications, Inc., a Delaware corporation (“Level 3”), Apollo Amalgamation Sub, Ltd., a Bermuda exempted limited liability company (“Amalgamation Sub”), and Global Crossing, Amalgamation Sub and Global Crossing amalgamated in accordance with Bermuda law (the “Amalgamation”) and continued as the Company, a Bermuda exempted limited liability company.

As a result of the Amalgamation, the Company has terminated, or is terminating simultaneously with this Post-Effective Amendment, all offerings of its securities pursuant to the Registration Statement.  Accordingly, pursuant to an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on October 19, 2011.

LEVEL 3 GC LIMITED (as successor to Global Crossing Limited)

By:	/s/ Neil J. Eckstein
Name: Neil J. Eckstein
Title: Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Q. Crowe	Director	October 19, 2011
James Q. Crowe

	Director	October 19, 2011
Jeff K. Storey

/s/ John M. Ryan	Director and President	October 19, 2011
John M. Ryan	(Principal Executive Officer)

/s/ Sunit S. Patel	Executive Vice President and Chief Financial Officer	October 19, 2011
Sunit S. Patel	(Principal Financial Officer)

October 19, 2011
/s/ Eric J. Mortensen	Senior Vice President and Controller
Eric J. Mortensen	(Controller)

Authorized Representative in the United States:

/s/ Neil J. Eckstein	Senior Vice President	October 19, 2011
Neil J. Eckstein